Exhibit 5.1

DORSEY & WHITNEY LLP

MINNEAPOLIS NEW YORK SEATTLE DENVER WASHINGTON, D.C. NORTHERN VIRGINIA DES MOINES LONDON ANCHORAGE SALT LAKE CITY BRUSSELS	CENTER TOWER 650 TOWN CENTER DRIVE, SUITE 1850 P.O. BOX 5066 COSTA MESA, CALIFORNIA 92626-7230 TELEPHONE: (714) 662-7300 FAX: (714) 662-5576 www.dorseylaw.com	COSTA MESA FARGO HONG KONG GREAT FALLS ROCHESTER TOKYO MISSOULA VANCOUVER TORONTO SHANGHAI

March 10, 2003

Irvine Sensors Corporation

3001 Redhill Avenue

Costa Mesa, CA 92626

Re:	Irvine Sensors Corporation Registration Statement for Offering of an Aggregate of 3,306,143 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Irvine Sensors Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-3, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended, of 1,071,378 shares (the “Outstanding Shares”) of the Company’s common stock currently issued, the 1,411,765 shares (the “Conversion Shares”) issuable upon conversion of the 10,000 shares of Series E Convertible Preferred Stock (the “Preferred Shares”) and 823,000 shares (the “Warrant Shares”) issuable upon the exercise of currently outstanding warrants (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the corporate proceedings taken by the Company in connection with the issuance and sale of the Outstanding Shares, the Preferred Shares and the Warrants, and a certificate of an officer of the Company regarding (among other things) the Company’s receipt of consideration upon the original issuance and sale of the Outstanding Shares, the Preferred Shares and the Warrants. Based on such review, we are of the opinion that (a) the Outstanding Shares are duly authorized, legally issued, fully-paid and nonassessable, (b) the Preferred Shares have been duly authorized and are legally issued, fully paid and non-assessable and the Conversion Shares issuable upon conversion thereof have been duly and validly reserved for issuance and if, as and when issued upon such conversion in accordance with the Company’s Certificate of Incorporation, shall be legally issued, fully paid and non-assessable and (c) if, as and when the Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of

DORSEY & WHITNEY LLP

Irvine Sensors Corporation

March 10, 2003

the respective Warrants and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the shares of the Company’s common stock.

Very truly yours,

/s/ Dorsey & Whitney LLP

DORSEY & WHITNEY LLP